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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-28695

                            C-Cube Microsystems Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)

                             1778 McCarthy Boulevard
                           Milpitas, California 95035
                    (Address of principal executive offices)

                                 (408) 490-8402
              (Registrant's telephone number, including area code)

                    Common Stock, par value $0.001 per share
            (Title of each class of securities covered by this form)

                                       N/A
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)    [ ] Rule 12g-4(a)(2)(ii)   [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)   [ ] Rule 12h-3(b)(1)(i)    [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)    [ ] Rule 12h-3(b)(1)(ii)   [ ] Rule 15d-6

Approximate number of holders of record as of the date of this Form 15:  one



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Pursuant to the requirements of the Securities Exchange Act of 1934, C-Cube
Microsystems Inc. has duly caused this Form 15 to be signed on its behalf by the undersigned duly authorized person.


                                            C-CUBE MICROSYSTEMS INC.



June 11, 2000                       By:  /s/ David G. Pursel
                                        ----------------------------------------
                                         DAVID G. PURSEL
                                         SECRETARY